SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2004

American Bank Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-102410	161645705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20404
(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 572-3740

Not Applicable
(Former name or former address, if changed since last report)

Item 4.         Changes in Registrant’s Certifying Accountant.

On January 2, 2004, Anderson Associates, LLP (“Anderson”) announced that it merged with Beard Miller Company LLP (“Beard Miller”) to become the Baltimore office of Beard Miller.  As a result, on January 2, 2004, Anderson resigned as independent auditors of the Company.  On January 2, 2004, the Company engaged Beard Miller as its successor independent audit firm.  The Company’s engagement of Beard Miller was approved by the Company’s Audit Committee.

The reports of Anderson on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2001 and December 31, 2002, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2001 and 2002, and in connection with the audit of the Company’s financial statements for such periods, and for the period from January 1, 2003 to January 2, 2004, there were no disagreements between the Company and Anderson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Anderson, would have caused Anderson to make reference to such matter in connection with its audit reports on the Company’s financial statements.

The Company has provided Anderson with a copy of the above disclosures in response to Item 304(a) of Regulation S-K in conjunction with the filing of this Form 8-K.  The Company requested that Anderson deliver to the Company a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which it does not agree.  A copy of Anderson’s letter is filed as Exhibit 16 hereto.

Item 7.          Financial Statements and Exhibits.

(a)           Not applicable.

(b)           Not applicable.

(c)           Exhibits.

Exhibit No.	Description

16	Letter of Anderson Associates, LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK HOLDINGS, INC.
(Registrant)

/s/ John M. Wright
John M. Wright
Senior Vice President and Chief Financial Officer

Date: January 7, 2004

EXHIBIT INDEX

Exhibit No.	Description

16	Letter of Anderson Associates, LLP